RAIT INVESTMENT TRUST

2005 EQUITY COMPENSATION PLAN

UNIT AWARD AGREEMENT

This UNIT AWARD AGREEMENT, dated as of , 200     (the “Date of Grant”), is delivered by RAIT Investment Trust (“RAIT”), to (the “Participant”).

RECITALS

A. The RAIT Investment Trust 2005 Equity Compensation Plan (the “Plan”) provides for the grant of phantom units (“Units”), which represent the right to receive one or more common shares of beneficial interest, par value $0.01, of RAIT (“Common Shares”), on a future redemption date.

B. The Compensation Committee of the Board of Trustees of RAIT (the “Committee”) has decided to make a restricted Unit grant, subject to the terms and conditions set forth in this Unit Award Agreement (the “Agreement”) and the Plan, as an inducement for the Participant to promote the best interests of RAIT and its shareholders. The Participant may receive a copy of the Plan by contacting , at .

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Units . Subject to the terms and conditions set forth in this Agreement and the Plan, RAIT hereby grants to the Participant Units (the “Restricted Units”). The Restricted Units will become vested in accordance with Paragraph 3 below and will be redeemed in accordance with Paragraph 4 below.

2. Restricted Unit Account . RAIT shall establish and maintain a Restricted Unit account, as a bookkeeping account on its records, (the “Restricted Unit Account”) for the Participant and shall record in such Restricted Unit Account the number of Restricted Units granted to the Participant. The Participant shall not have any interest in any fund or specific assets of RAIT by reason of this grant or the Restricted Unit Account established for the Participant.

3. Vesting .

(a) The Participant will become vested in the Restricted Units awarded pursuant to this grant according to the following vesting schedule, provided the Participant does not incur a termination of employment or service with the Company (as defined in the Plan) prior to the applicable vesting date (the “Vesting Date”):

Vesting Date Percentage of Restricted Units Vesting
First anniversary of Date of Grant	20	%
Second anniversary of Date of Grant	20	%
Third anniversary of Date of Grant	20	%
Fourth anniversary of Date of Grant	40	%

The vesting of the Restricted Units is cumulative, but shall not exceed 100% of the Restricted Units subject to this Agreement. If the foregoing vesting schedule would produce fractional Restricted Units, the number of Restricted Units that are vested shall be rounded down to the nearest whole Restricted Unit. The Participant’s Restricted Units shall become fully vested if the Participant is employed by, or providing service to, the Company on the fourth anniversary of the Date of Grant.

(b) If the Participant’s employment or service with the Company terminates for any reason prior to the Participant vesting in any of the Restricted Units as provided in subparagraph (a), the Restricted Units that are not vested as of the Participant’s termination of employment or service shall terminate and the Participant shall not have any redemption rights with respect to any of such unvested Restricted Units.

4. Redemption . On the earliest to occur of (i) the first anniversary of the applicable Vesting Date, (ii) the date of death of the Participant, or (iii) the Participant becomes disabled (within the meaning of section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”)), (the “Redemption Date”), RAIT shall redeem:

(1), in the case of clause (i) above, all of the Restricted Units for which it is the first anniversary of the applicable Vesting Date; or

(2) in the case of clauses (ii) or (iii) above, all of the vested Restricted Units;

(the “Redeemed Units”) as provided in Paragraph 3, then credited to the Participant’s Restricted Unit Account as of such date. On the Redemption Date, all Redeemed Units will be converted to an equivalent number of Common Shares, and the Participant shall receive a single sum distribution of such Common Shares, which shall be issued under the Plan.

5. Dividend Equivalents .

(a) Until such time as the Restricted Units become vested, if any dividends are declared with respect to the Common Shares, RAIT shall credit to a dividend equivalent account (the “Dividend Equivalent Account”) the value of the dividends that would have been distributed if the unvested Restricted Units credited to the Participant’s Restricted Unit Account at the time of the declaration of the dividend were Common Shares. On the Vesting Date of the Restricted Units, a cash payment will be distributed to the Participant equal to the value of the dividend equivalents credited to the Participant’s Dividend Equivalent Account that correspond to the Restricted Units that vest on such Vesting Date. No interest shall accrue on any dividend equivalents credited to the Participant’s Dividend Equivalent Account. If the Participant’s employment or service with the Company terminates for any reason prior to the Participant vesting in any of the Restricted Units as provided in Paragraph 3(a), the dividend equivalents credited to the Participant’s Dividend Equivalent Account that correspond to the Restricted Units that are not vested as of the Participant’s termination of employment or service shall terminate and be forfeited, and the Participant shall not be entitled to receive any cash payments with respect to such forfeited unvested dividend equivalent rights.

(b) After the Restricted Units vest, but prior to such time as the vested Restricted Units are redeemed, if any dividends are declared with respect to the Common Shares, a cash payment will be paid to the Participant by RAIT equal to the value of the dividends that would have been distributed if the vested Restricted Units credited to the Participant’s Restricted Unit Account at the time of the declaration of the dividend were Common Shares. The dividend equivalents will be paid to the Participant at the same time as dividends are paid to shareholders holding the Common Shares.

6. Change of Control . The provisions set forth in the Plan applicable to a Change of Control (as defined in the Plan) shall apply to the Restricted Units, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate in accordance with the terms of the Plan and the requirements of section 409A of the Code.

7. Acknowledgment by Participant . By executing this Agreement, the Participant hereby acknowledges that with respect to any right to redemption or distribution pursuant to this Agreement, the Participant is and shall be an unsecured general creditor of RAIT without any preference as against other unsecured general creditors of RAIT, and the Participant hereby covenants for himself or herself, and anyone at any time claiming through or under the Participant not to claim any such preference, and hereby disclaims and waives any such preference which may at any time be at issue, to the fullest extent permitted by applicable law. The Participant also hereby agrees to be bound by the terms and conditions of the Plan and this Agreement. The Participant further agrees to be bound by the determinations and decisions of the Committee with respect to this Agreement and the Plan and the Participant’s rights to benefits under this Agreement and the Plan, and agrees that all such determinations and decisions of the Committee shall be binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under this Agreement and the Plan on behalf of the Participant.

8. Restrictions on Issuance or Transfer of Common Shares .

(a) The obligation of RAIT to deliver Common Shares upon the redemption of the Restricted Units shall be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Common Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Common Shares, the Common Shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of Common Shares and the payment of cash to the Participant pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

(b) The Participant agrees to be bound by RAIT’s policies regarding the transfer of the Common Shares and understands that there may be certain times during the year in which the Participant will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, or encumbering Common Shares.

(c) As soon as reasonably practicable after the Redemption Date, a certificate representing the Common Shares that are redeemed shall be issued to the Participant.

9. Grant Subject to Plan Provisions . This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. In the event of any contradiction, distinction or difference between this Agreement and the terms of the Plan, the terms of the Plan will control. Except as otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth in the Plan. This grant is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Common Shares, (iii) changes in capitalization of RAIT, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe this grant pursuant to the terms of the Plan, its decisions shall be conclusive as to any questions arising hereunder and the Participant’s acceptance of this grant is the Participant’s agreement to be bound by the interpretations and decisions of the Committee with respect to this grant and the Plan.

10. No Rights as Shareholder . The Participant shall not have any rights as a shareholder of RAIT, including the right to any cash dividends (except as provided in Paragraph 5), or the right to vote, with respect to any Restricted Units.

11. No Rights to Continued Employment or Service . This grant shall not confer upon the Participant any right to be retained in the employment or service of the Company and shall not interfere in any way with the right of the Company to terminate the Participant’s employment or service at any time. The right of the Company to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

12. Assignment and Transfers . No Restricted Units or dividend equivalents awarded to the Participant under this Agreement may be transferred, assigned, pledged, or encumbered by the Participant and a Restricted Unit shall be redeemed and a dividend equivalent distributed during the lifetime of the Participant only for the benefit of the Participant. Any attempt to transfer, assign, pledge, or encumber the Restricted Unit or dividend equivalent by the Participant shall be null, void and without effect. The rights and protections of RAIT hereunder shall extend to any successors or assigns of RAIT. This Agreement may be assigned by RAIT without the Participant’s consent.

13. Withholding . The Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the grant, vesting or redemption/distribution of the Restricted Units and dividend equivalents. Subject to Committee approval, the Participant may elect to satisfy any tax withholding obligation of the Company with respect to the Restricted Units by having Common Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

14. Effect on Other Benefits . The value of Common Shares and dividend equivalents distributed with respect to the Restricted Units shall not be considered eligible earnings for purposes of any other plans maintained by the Company. Neither shall such value be considered part of the Participant’s compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.

15. Applicable Law . The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the conflicts of laws provisions thereof.

16. Notice . Any notice to RAIT provided for in this instrument shall be addressed to RAIT in care of the Board of Trustees at the principal office of RAIT, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll records of the Company, or to such other address as the Participant may designate to RAIT in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

17. Section 409A of the Code . Notwithstanding anything in the Plan or this Agreement to the contrary, the Committee may, without the Participant’s consent, amend this Agreement to comply with the requirements of Section 409A of the Code and any corresponding guidance and regulations issued under Section 409A of the Code to the extent it is subsequently determined, in the sole discretion of the Committee, that such amendments are necessary for this grant to comply with the requirements of Section 409A of the Code.

IN WITNESS WHEREOF, RAIT has caused its duly authorized officers to execute this Unit Award Agreement, and the Participant has placed his or her signature hereon, effective as of the Date of Grant.

RAIT INVESTMENT TRUST

By:

I hereby accept the award of Restricted Units and dividend equivalents described in this Agreement, and I agree to be bound by the terms of this Agreement and the Plan. I hereby acknowledge and agree that all of the decisions, interpretations and determinations of the Committee with respect to the Restricted Units and dividend equivalents shall be final, binding and conclusive on me, my beneficiaries and any other persons having or claiming an interest under this Agreement.

Date Participant